EX-99.I Consent of Legal Counsel

THOMPSON HINE LLP


                                                                  June 27, 2004



The MP63 Fund, Inc.
555 Theodore Fremd Avenue, Suite B103
Rye, NY 10580

       RE: THE MP63 FUND, INC., FILE NOS. 333-65599 AND 811- 09053


Gentleman:

       This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 6 to the Registration Statement, File Nos. 333-65599 and 811-09053 (the "Registration Statement"), of The MP63 Fund, Inc. (the "Company").

       We have examined copies of (i) Articles of Incorporation of the Company,
(ii) the By-Laws of the Company, and (iii) such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

       Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 6 is effective for purposes of applicable federal and state securities laws, the shares of Company, if issued in accordance with the then current Prospectus and Statement of Additional Information of the Company, will be legally issued, fully paid and non-assessable.

       We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 6 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Company, and may not be relied upon by any other person or organization without our prior written approval.


			             Very truly yours,

                                     /s/


                                     THOMPSON HINE LLP

MVW/DSM/JMS